EXHIBIT 12.01
SYMANTEC CORP. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
The ratio of earnings to fixed charges for the six months ended September 30, 2006 and the fiscal years ended March 31, 2006, 2005, 2004, 2003 and 2002 is computed based on Symantec’s historical consolidated financial information included in Symantec’s most recent quarterly report on Form 10-Q and annual report on Form 10-K.

											Six Months
											Ended
	Year Ended March 31,										September 30,
(In thousands, except for Ratio)	2002		2003		2004		2005		2006		2006

Earnings:
Income before income taxes	$45,498		$363,631		$542,222		$858,128		$362,723		$334,046
Fixed charges per below	12,919		24,916		25,214		17,573		33,396		25,651

Total earnings	$58,417		$388,547		$567,436		$875,701		$396,119		$359,697

Fixed charges:
Interest expense, including amortization of debt expense	$9,169		$21,166		$21,164		$12,323		$17,996		$14,731
Assumed interest element in rent	3,750		3,750		4,050		5,250		15,400		10,920

Total fixed charges	$12,919		$24,916		$25,214		$17,573		$33,396		$25,651

Ratio of earnings to fixed charges	4.52	x	15.59	x	22.50	x	49.83	x	11.86	x	14.02	x
Deficiency of earnings available to cover fixed charges	—		—		—		—		—		—